Exhibit 99.1

Tesoro Corporation Reports Fourth Quarter $0.99 per Share Loss, Excluding Goodwill Impairment

SAN ANTONIO--(BUSINESS WIRE)--February 2, 2010--Tesoro Corporation (NYSE:TSO) today reported a fourth quarter 2009 net loss of $179 million, or $1.30 per diluted share compared to net earnings of $97 million, or $0.70 per diluted share for the fourth quarter of 2008. The company’s fourth quarter results include a non-cash charge of $43 million for a goodwill impairment related to the Anacortes refinery.

For the full year 2009, the company reported a net loss of $140 million, or $1.01 per diluted share, versus net earnings of $278 million, or $2.00 per diluted share for the full year 2008. Full year 2009 segment operating income was $138 million, compared to $673 million for the full year 2008. The negative variance is a result of lower gross margins, partially offset by lower operating expenses.

For the fourth quarter, the company recorded a segment operating loss of $172 million, compared to segment operating income of $204 million in the fourth quarter a year ago. The decrease in operating income is primarily due to lower distillate margins and compressed discounts for heavy crudes, partially offset by improved margins for gasoline.

The Company’s fourth quarter gross refining margin fell to $5.37 per barrel (/bbl) from $12.47/bbl in the 2008 fourth quarter, as clean product inventories on the West Coast built during a time of weak seasonal product demand. West Coast benchmark diesel margins fell by approximately $11.50/bbl, down 60% from the fourth quarter a year ago, while benchmark gasoline margins increased more than $1/bbl to average $8/bbl during the fourth quarter. Accordingly, the company shifted 4% of its production out of the distillate pool relative to the 2008 fourth quarter. Additionally, discounts for foreign heavy crudes narrowed, as Oriente traded $6.50/bbl below Alaska North Slope crude, a 47% decrease from the 2008 fourth quarter. As a result of deteriorating benchmark margins, throughput decreased by approximately 25 thousand barrels per day (mbpd) versus the fourth quarter a year ago, primarily in the California region.

Direct manufacturing costs in the fourth quarter were $261 million, an increase of $13 million from the third quarter of 2009, primarily as a result of increased prices for purchased energy. While higher than the previous quarter, direct manufacturing costs for the system came in below the company’s initial guidance as a result of lower repair and maintenance costs associated with the Los Angeles coker repair work, and lower than expected prices for purchased energy. Direct manufacturing costs at Hawaii exceeded guidance as a result of one-time repair and maintenance costs during the quarter.

“Depressed consumer demand for transportation fuels significantly impacted the company’s gross margins,” said Bruce Smith, Chairman, President and CEO of Tesoro. “While we are disappointed with the loss, we are pleased that we were able to maintain the strength of our balance sheet by making operational adjustments that minimized these difficult market conditions. The supply and optimization team continually adjusted crude supply, throughput and inventory as they attempted to match wildly fluctuating supply prices and product margins to highly uncertain demand. As a result, the team managed to reduce inventories by 3.7 million barrels during the year. The refining team focused on reducing costs and ensuring that our capital program was effective as they reduced our $600 million capital budget to $542 million. We also exceeded our non-capital and capital improvement initiative target of approximately $370 million by $55 million. The result of these combined efforts was a build in cash for the year, given an $8.00/bbl Tesoro Index average for 2009.

“In January, we have seen seasonally high West Coast product inventories. We believe this is partially attributable to builds in anticipation of turnarounds, low demand for winter grade gasoline and the required switch to summer grade gasoline, all of which have kept margins depressed to start 2010. However, January margins are historically the lowest of the year, and on average for the last twenty years, West Coast gasoline demand has increased by more than 75 thousand barrels per day from January to March. 2009 was no exception, as demand increased 125 thousand barrels per day during the January to March time frame,” said Smith.

Capital Spending and Liquidity

Capital spending for the full year 2009 was $542 million and in-line with company guidance. For the first quarter of 2010, the company estimates capital spending to be less than $150 million, down from the original estimate of $250 million. For the full year, the company anticipates a capital program of $600 million.

The company ended the year with $413 million in cash and approximately $1 billion of availability on the revolving credit facility. Before the debt offering, our cash position for the year improved by over $175 million dollars from the end of 2008, which includes $66 million for revolver repayments.

2010 Strategy Update

“Effective cash management includes constant review of each capital projects’ scope and timing. Since November of last year, we were able to reduce our 2010 capital budget by $75 million, while retaining our 3-year, $300 million quick hit income program. We continue to believe that cost cuts and non-capital improvements are essential to our success; however, they alone are not enough to grow value if margins remain range bound. The quick hit opportunities that exist especially in the California region are low cost, high return projects that are more resilient to margin movement and the program is intended to become self funding after the first year. These projects are intended to improve our plants’ competitive position and create incremental shareholder value in this low margin environment,” said Smith.

Full details of the plan can be viewed in the November analyst day presentation posted on the Investor Relations section of the www.tsocorp.com website.

Dividend Update

Tesoro Corporation today announced it will suspend its quarterly dividend for the foreseeable future in order to preserve cash and keep a healthy balance sheet. “While we ended the fourth quarter with over a billion dollars of cash and availability under our revolver, we expect further margin volatility as supply adjustments are continuing in the market place. There is still no transparency into the future of global demand for petroleum products, and therefore we must act prudently. We believe that capturing the superior returns of our quick hit investment program will deliver the highest shareholder return, and this action helps to ensure its completion,” said Smith.

Public Invited to Listen to Analyst Conference Call

At 7:30 a.m. CST tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2009 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com, or via phone by dialing (877) 485-3104 (international dial-in: (201) 689-8579), event ID 341836. A telephone replay of the call will be available for one week, and may be accessed via phone by dialing (877) 660-6853 (international replay: (201) 612-7415 and entering passcode 341836.

Tesoro to Present Tomorrow at Credit Suisse Energy Summit

Bruce Smith, the Chairman, President and CEO of Tesoro, is scheduled to make a presentation tomorrow afternoon at 2:30 p.m. CST at the 2010 Credit Suisse Energy Summit. The webcast will be broadcast live and can be accessed through the Investors section of www.tsocorp.com. A replay of the presentation will be available for one month.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes over 880 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, and our expectations about our capital spending and our expectations about forward refining margins. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues (a)	$4,669	$4,241	$16,872	$28,416
Costs and Expenses:
Costs of sales and operating expenses (a) (b)	4,672	3,826	16,208	27,177
Selling, general and administrative expenses	59	147	221	325
Depreciation and amortization	111	113	426	401
Loss on asset disposals and impairments (c)	49	5	74	42
Operating Income (Loss)	(222)	150	(57)	471
Interest and Financing Costs	(36)	(28)	(130)	(111)
Interest Income	1	2	4	7
Foreign Currency Exchange Gain (Loss)	8	20	(5)	12
Other Income (d)	-	-	-	50

Earnings (Loss) Before Income Taxes	(249)	144	(188)	429
Income Tax Provision (Benefit)	(70)	47	(48)	151
Net Earnings (Loss)	$(179)	$97	$(140)	$278
Net Earnings (Loss) Per Share:
Basic	$(1.30)	$0.71	$(1.01)	$2.03
Diluted	$(1.30)	$0.70	$(1.01)	$2.00
Weighted Average Common Shares:
Basic	138.2	137.3	138.2	136.8
Diluted	138.2	138.7	138.2	139.2

(a) We have reclassified our gains and losses associated with our derivative instruments for the 2008 periods from “Revenues” to “Costs of sales and operating expenses” to conform to the 2009 presentation. The reclassifications totaled a $7 million loss and an $85 million gain during the three months ended December 31, 2009 and 2008, respectively, and losses of $68 million and $107 million during the years ended December 31, 2009 and 2008, respectively.

(b) Reductions in petroleum inventories resulted in decreases of last-in-first-out ("LIFO") layers acquired at lower per-barrel costs. These inventory reductions resulted in decreases to costs of sales of $69 million and $138 million during the years ended December 31, 2009 and 2008, respectively and $57 million during the three months ended December 31, 2009.

(c) The three months and year ended December 31, 2009 include a $43 million impairment charge to write-off goodwill in our refining segment.

(d) Other income for the year ended December 31, 2008 represents refunds received from the Trans Alaska Pipeline System in connection with rulings by the Regulatory Commission of Alaska concerning our protest of intrastate pipeline tariffs set between 1997 and 2003.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating Income (Loss)
Refining	$(213)	$153	$55	$627
Retail	41	51	83	46
Total Segment Operating Income (Loss)	(172)	204	138	673
Corporate and Unallocated Costs	(50)	(54)	(195)	(202)
Operating Income (Loss)	(222)	150	(57)	471
Interest and Financing Costs	(36)	(28)	(130)	(111)
Interest Income	1	2	4	7
Foreign Currency Exchange Gain (Loss)	8	20	(5)	12
Other Income (d)	-	-	-	50
Earnings (Loss) Before Income Taxes	$(249)	$144	$(188)	$429

Depreciation and Amortization
Refining	$96	$87	$359	$326
Retail	10	17	39	49
Corporate	5	9	28	26
Depreciation and Amortization	$111	$113	$426	$401

Capital Expenditures
Refining	$106	$154	$356	$561
Retail	4	10	14	20
Corporate	-	14	31	38
Capital Expenditures	$110	$178	$401	$619
BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	December 31,	December 31,
	2009	2008
Cash and Cash Equivalents	$413	$20
Total Assets	$8,070	$7,433
Total Debt	$1,841	$1,611
Total Stockholders' Equity	$3,087	$3,218
Total Debt to Capitalization Ratio	37%	33%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
REFINING SEGMENT
Total Refining Segment
Throughput (thousand barrels per day)
Heavy crude (e)	180	186	177	192
Light crude	313	332	335	369
Other feedstocks	37	37	37	34
Total Throughput	530	555	549	595

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	238	256	268	275
Jet fuel	71	72	70	78
Diesel fuel	111	141	114	143
Heavy oils, residual products, internally produced fuel and other	138	116	127	129
Total Yield	558	585	579	625

Gross refining margin ($/throughput bbl) (f)	$5.37	$12.47	$8.90	$11.50
Manufacturing cost before depreciation and amortization ($/throughput bbl) (f)	$5.35	$4.86	$5.01	$5.19

Segment Operating Income ($ millions)
Gross refining margin (g)	$262	$637	$1,783	$2,506
Expenses
Manufacturing costs	261	248	1,004	1,131
Other operating expenses	57	50	262	284
Selling, general and administrative	13	98	32	127
Depreciation and amortization (h)	96	87	359	326
Loss on asset disposals and impairments (c) (i)	48	1	71	11
Segment Operating Income (Loss)	$(213)	$153	$55	$627

Refined Product Sales (thousand barrels per day) (j)
Gasoline and gasoline blendstocks	291	313	306	326
Jet fuel	88	86	84	92
Diesel fuel	112	136	121	144
Heavy oils, residual products and other	87	81	85	94
Total Refined Product Sales	578	616	596	656

Refined Product Sales Margin ($/barrel) (j)
Average sales price	$82.26	$71.24	$72.17	$112.06
Average costs of sales	78.76	63.36	64.93	102.37
Refined Product Sales Margin	$3.50	$7.88	$7.24	$9.69

(e) We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(f) Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. Gross refining margin per barrel is calculated by dividing gross refining margin by total refining throughput and may not be calculated similarly by other companies. Gross refining margin is calculated as revenues less costs of feedstocks, purchased refined products, transportation and distribution. Management uses manufacturing costs per barrel to evaluate the efficiency of refinery operations. Manufacturing costs per barrel is calculated by dividing manufacturing costs by total refining throughput and may not be comparable to similarly titled measures used by other companies. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(g) Consolidated gross refining margin totals gross refining margin for each of our regions adjusted for other costs not directly attributable to a specific region. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(h) Includes manufacturing depreciation and amortization per throughput barrel of approximately $1.87 and $1.57 for the three months ended December 31, 2009 and 2008, respectively, and $1.69 and $1.40 for the years ended December 31, 2009 and 2008, respectively.

(i) Includes a termination charge of $12 million during the year ended December 31, 2009, related to cancelling the purchase of equipment associated with a capital project at our Los Angeles refinery.

(j) Sources of total refined product sales included refined products manufactured at the refineries and refined products purchased from third parties. Total refined product sales margin includes margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Refining By Region
California (Golden Eagle and Los Angeles)
Throughput (thousand barrels per day) (k)
Heavy crude (e)	159	166	160	164
Light crude	46	61	57	73
Other feedstocks	27	24	24	21
Total Throughput	232	251	241	258

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	109	127	130	133
Jet fuel	17	15	18	18
Diesel fuel	49	76	52	72
Heavy oils, residual products, internally produced fuel and other	75	52	63	54
Total Yield	250	270	263	277

Gross refining margin	$126	$316	$897	$1,332
Gross refining margin ($/throughput bbl) (f)	$5.92	$13.66	$10.18	$14.08
Manufacturing cost before depreciation and amortization ($/throughput bbl) (f)	$7.29	$6.13	$6.86	$7.18

Pacific Northwest (Alaska & Washington)
Throughput (thousand barrels per day) (k)
Heavy crude (e)	-	-	-	7
Light crude	125	128	126	143
Other feedstocks	6	10	9	9
Total Throughput	131	138	135	159

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	55	56	60	63
Jet fuel	28	30	26	32
Diesel fuel	24	25	23	30
Heavy oils, residual products, internally produced fuel and other	29	31	30	39
Total Yield	136	142	139	164

Gross refining margin	$41	$24	$376	$396
Gross refining margin ($/throughput bbl) (f)	$3.39	$1.83	$7.65	$6.82
Manufacturing cost before depreciation and amortization ($/throughput bbl) (f)	$4.02	$4.19	$3.81	$3.99

Mid-Pacific (Hawaii)
Throughput (thousand barrels per day)
Heavy crude (e)	21	20	17	21
Light crude	46	46	51	48
Total Throughput	67	66	68	69

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	15	15	16	16
Jet fuel	16	18	17	18
Diesel fuel	13	11	12	11
Heavy oils, residual products, internally produced fuel and other	24	24	24	26
Total Yield	68	68	69	71

Gross refining margin	$12	$140	$90	$170
Gross refining margin ($/throughput bbl) (f)	$1.99	$23.14	$3.62	$6.72
Manufacturing cost before depreciation and amortization ($/throughput bbl) (f)	$3.51	$3.52	$3.18	$3.30

(k) We experienced reduced throughput due to scheduled turnarounds at the Alaska and Golden Eagle refineries during the 2009 second quarter, scheduled maintenance at the Washington refinery during the 2009 first quarter, and scheduled turnarounds at the Golden Eagle refinery during the 2008 first and second quarters and at the Washington refinery during the 2008 first quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Mid-Continent (North Dakota & Utah)
Throughput (thousand barrels per day)
Light crude	96	97	101	105
Other feedstocks	4	3	4	4
Total Throughput	100	100	105	109

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	59	58	62	63
Jet fuel	10	9	9	10
Diesel fuel	25	29	27	30
Heavy oils, residual products, internally produced fuel and other	10	9	10	10
Total Yield	104	105	108	113

Gross refining margin	$81	$155	$418	$603
Gross refining margin ($/throughput bbl) (f)	$8.78	$16.82	$10.95	$15.12
Manufacturing cost before depreciation and amortization ($/throughput bbl) (f)	$3.82	$3.50	$3.49	$3.44

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
RETAIL SEGMENT
Number of Stations (end of period)
Company-operated	387	389	387	389
Branded jobber/dealer	499	490	499	490
Total Stations	886	879	886	879

Average Stations (during period)
Company-operated	387	390	388	422
Branded jobber/dealer	484	491	487	489
Total Average Retail Stations	871	881	875	911

Fuel Sales (millions of gallons)
Company-operated	252	257	1,027	1,072
Branded jobber/dealer	73	71	302	282
Total Fuel Sales	325	328	1,329	1,354

Fuel Margin ($/gallon) (l) (m)	$0.26	$0.32	$0.21	$0.21
Merchandise Sales ($ millions)	$51	$52	$210	$223
Merchandise Margin ($ millions)	$14	$13	$53	$57
Merchandise Margin %	27%	25%	25%	26%

Segment Operating Income ($ millions)
Gross Margins
Fuel (m)	$84	$105	$273	$286
Merchandise and other non-fuel margin	19	18	77	78
Total Gross Margins	103	123	350	364
Expenses
Operating expenses	49	46	202	216
Selling, general and administrative	2	5	23	24
Depreciation and amortization	10	17	39	49
Loss on asset disposals and impairments (n)	1	4	3	29
Segment Operating Income	$41	$51	$83	$46

(l) Management uses fuel margin per gallon to compare profitability to other companies in the industry. Fuel margin per gallon is calculated by dividing fuel gross margin by fuel sales volumes and may not be calculated similarly by other companies. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(m) Includes the effect of intersegment purchases from the refining segment at prices which approximate market.

(n) Impairment charges for the year 2008 are related to a potential sale of 20 retail stations and the closure of 42 Mirastar stations.

TESORO CORPORATION
RECONCILIATION TO AMOUNTS REPORTED UNDER US GAAP
(Unaudited)
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net Earnings (Loss)	$(179)	$97	$(140)	$278
Add Income Tax Provision (Benefit)	(70)	47	(48)	151
Add Interest and Financing Costs	36	28	130	111
Less Interest Income	(1)	(2)	(4)	(7)
Add Depreciation and Amortization	111	113	426	401
Earnings (Loss) before Income Taxes, Depreciation and Amortization (EBITDA) (o)	$(103)	$283	$364	$934

(o) EBITDA represents earnings before interest and financing costs, interest income, income taxes, and depreciation and amortization. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America. EBITDA may not be comparable to similarly titled measures used by other entities.

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited)
(In millions except per share amounts)

	Three Months	Year
	Ended	Ended
	December 31,	December 31,
	2009	2009
Net Earnings (Loss) - U.S. GAAP	$(179)	$(140)
Special Items:
Goodwill Impairment (c)	43	43
Net Earnings (Loss) Adjusted for Special Items	$(136)	$(97)

Net Earnings (Loss) Per Share - U.S. GAAP	$(1.30)	$(1.01)
Special Items Per Share:
Goodwill Impairment (c)	0.31	0.31
Net Earnings (Loss) Per Share Adjusted for Special Items	$(0.99)	$(0.70)

Note: The special items present information that the Company believes is useful to investors. The Company believes that special items are not indicative of its core operations.

CONTACT:
Tesoro Corporation
Investors:
Scott Phipps, Managing Director, Finance & Investor Relations, 210-626-4882
or
Media:
Lynn Westfall, SVP of External Affairs and Chief Economist, 210-626-4697